FIRST AMENDMENT TO THE
RUBY TUESDAY, INC. SALARY DEFERRAL PLAN

THIS FIRST AMENDMENT is made on this 6th day of April, 2011 by Ruby Tuesday, Inc. a corporation duly organized and existing under the laws of the State of Georgia (hereinafter called the “Primary Sponsor”).

INTRODUCTION:

WHEREAS, the Primary Sponsor maintains the Ruby Tuesday, Inc. Salary Deferral Plan (the “Plan”), which was last amended and restated by an indenture dated October 7, 2009; and

WHEREAS, the Primary Sponsor now desires to amend the Plan to provide for the transfer of the accounts of participants in the RTI Franchise Management Association 401(k) Plan (the “Franchise Plan”) to the Salary Deferral Plan and to preserve protected benefits, rights and features as contemplated by Section 411(d)(6) of the Internal Revenue Code of 1986, as amended.

WHEREAS, the Primary Sponsor now desires to amend the Plan to provide greater flexibility for service crediting of the employees of entities that are parties to acquisitions with the Primary Sponsor or its affiliates, to reflect the 2009 waiver of required minimum distributions, in accordance with the Worker, Retiree, and Employer Recovery Act of 2008 and IRS Notice 2009-82, and to make other miscellaneous changes.

NOW, THEREFORE, the Primary Sponsor does hereby amend the Plan, generally effective as of June 1, 2011, except as otherwise provided herein, as follows:

1.           By deleting the existing Section 1.14 and substituting therefor the following:

“1.14   ‘Disability’ means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.  The determination of whether or not a Disability exists shall be made by the Plan Administrator and shall be substantiated by competent medical evidence; provided, however, that the Plan Administrator may treat a Participant as being subject to a Disability if the Participant provides a copy of a valid determination by the U.S. Social Security Administration that the Participant is disabled under the federal Social Security Act.”

2.           By deleting the existing Section 1.26(g) and substituting therefor the following:

“(g)    In the event that a Plan Sponsor or an Affiliate acquires assets of another corporation or entity or a controlling interest of the stock of another corporation or merges with another corporation or entity and is the surviving entity, or if an Employee of a Plan Sponsor was previously employed by an entity that becomes under common control or ownership with the Plan Sponsor, as determined by the Board of Directors of the Plan Sponsor, then service of an Employee who was employed by the prior corporation or entity shall be counted in the manner provided, with the consent of the Primary Sponsor, in resolutions adopted by the Plan Sponsor which authorizes the counting of such service.”

3.           By deleting the existing Section 3.2(c) and substituting therefor the following:

“(c)    For purposes of determining the amount of matching contributions to be credited to a Participant’s Company Matching Account, all or a portion of a Participant’s years of employment with a predecessor employer may be counted if the Participant became an Eligible Employee of a Plan Sponsor by reason of (1) an acquisition by the Plan Sponsor of the assets of a trade or business or a controlling interest in the ownership interests of another entity; or (2) a merger of the individual’s prior employer with and into the Plan Sponsor or an Affiliate; in the manner and subject to such conditions, if any, provided in resolutions adopted by the Plan Sponsor.”

4.           By adding the following new Section 8.5(c) to read as follows:

“(c)    Notwithstanding anything to the contrary in Subsection (b), any Employee who was eligible to participate in (whether or not actually contributing to) the RTI Franchise Management Association, Inc. 401(k) Plan (the ‘Franchise Plan’) who was less than 100% vested prior to the transfer of accounts from the Franchise Plan to this Plan (the ‘Franchise Plan Transfer’) (disregarding any acceleration of vesting, if any, approved by the RTI Franchise Management Association, Inc. in connection with the Franchise Plan Transfer) shall be vested in his Post-2006 Company Matching Subaccount attributable to Plan Sponsor contributions as follows:

Aggregated years of service under the
Franchise Plan and the Plan	Percentage Vested
Less than 1	0%
1	20%
2	40%
3 or more	100%

Any Participant in the Franchise Plan who was fully-vested under the Franchise Plan prior to the Franchise Plan Transfer (disregarding any acceleration of vesting, if any, approved by the RTI Franchise Management Association, Inc. in connection with the Franchise Plan Transfer) shall be fully-vested in his Post-2006 Company Matching Subaccount.  If an acceleration of vesting was approved by the RTI Franchise Management Association, Inc. in connection with the Franchise Plan Transfer, amounts transferred in connection with the Franchise Plan Transfer shall be vested to the extent of such acceleration.”

5.           By adding the following new Section 7.6 to read as follows:

“7.6    Age 59½ Distributions.  Subject to the rules and conditions the Plan Administrator may prescribe that are not inconsistent with this Section, a Participant who has attained the age of at least 59½ may elect to receive a distribution of all or a portion of his vested Account.  A Participant may only receive a distribution under this Section once per Plan Year.”

6.           Effective January 1, 2009, by adding the following new Section 6 to the end of Appendix D:

“SECTION 6
2009 SUSPENSION OF REQUIRED MINIMUM DISTRIBUTIONS

Notwithstanding any other provision of the Plan or this Appendix, a Participant or Designated Beneficiary who would have been required to receive required minimum distributions for 2009 but for the enactment of Code Section 401(a)(9)(H) (‘2009 RMDs’), and who would have satisfied that requirement by receiving distributions that are (i) equal to the 2009 RMDs or (ii) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancy) of the Participant and the Participant’s Designated Beneficiary, or for a period of at least 10 years, will not receive those distributions for the 2009 calendar year unless the Participant or Designated Beneficiary chooses to receive such distributions.  Participants and beneficiaries described in the preceding sentence will be given the opportunity to elect to receive the distributions described in the preceding sentence.  In addition, notwithstanding Section 11.2 of the Plan, and solely for purposes of applying the Direct Rollover provisions of the Plan, 2009 RMDs will be treated as Eligible Rollover Distributions.”

Except as specifically amended hereby, the Plan shall remain in full force and effect prior to this First Amendment.

IN WITNESS WHEREOF, the Primary Sponsor has caused this First Amendment to be executed on the day and year first above written.

RUBY TUESDAY, INC.

By:  /s/ Samuel E. Beall, III

Title:  Chairman, CEO and President

ATTEST:

By:  /s/ Scarlett May

Title:  VP, General Counsel and Secretary

[CORPORATE SEAL]